As filed with the Securities and Exchange Commission on December 23, 1997
                                                          File No. 333-38201
==============================================================================

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                           ----------------------------

                                 AMENDMENT NO. 2 TO
                                       FORM S-3
                               REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933

                                    TOPRO, INC.
                   ------------------------------------------------
                   (Name of Registrant as specified in its charter)

          COLORADO                                           84-1042227
-------------------------------                          -------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                            Identification No.)

                                                       John Jenkins, President
                                                                Topro, Inc.
           2525 W. Evans Avenue                          2525 W. Evans Avenue
          Denver, Colorado  80219                        Denver, Colorado 80219
             (303) 935-1221                                  (303) 935-1221
-------------------------------------------     -------------------------------------
(Address, including zip code, and telephone     (Name, address, including zip code
     number, including area code, of             and telephone number, including area
 Registrant's principal executive offices)            code, of agent for service)

                                 --------------------

It is requested that copies of all correspondence be sent to: Donna A. Key, Esq., Key & Mehringer, P.C., 555 Seventeenth Street, Suite 3405, Denver, Colorado 80202, telephone number (303) 295-2300, facsimile number (303) 296-1645.

                                 --------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ____

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box:    X
                                              -----

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ______

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement becomes effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

                                            CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    Title of each class of           Amount to          Proposed maximum               Proposed maximum           Amount of
 securities to be registered(1)   be registered(2)  offering price per share(3)  aggregate offering price(3)  registration fee(3)
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.0001 par           213,263 Shares            $5.3125                    $ 1,132,960                 $  343
  value (4)
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock issuable upon       1,333,340 Shares            $5.3125                    $ 7,083,369                 $2,146
  Preferred Stock Conversion
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock issuable upon         868,333 Shares            $5.3125                    $ 4,613,019                 $1,398
  exercise of Warrants & Options
---------------------------------------------------------------------------------------------------------------------------------
 Total                            2,414,936 Shares            $5.3125                    $12,829,348                 $3,887(5)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                                               SUPPLEMENTAL FEE TABLE(6)
                                            CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    Title of each class of           Amount to          Proposed maximum               Proposed maximum           Amount of
 securities to be registered(1)   be registered(2)  offering price per share(7)  aggregate offering price(7)  registration fee(7)
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.0001 par           955,000 Shares            $6.25                      $ 5,968,750                 $1,809
  value (4)
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock issuable upon         611,666 Shares            $6.25                      $ 3,822,913                 $1,158
  exercise of Warrants & Options
---------------------------------------------------------------------------------------------------------------------------------
 Total                            1,566,666 Shares            $6.25                      $9,791,663                  $2,967(8)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

--------------------

(1) For a description of the various securities referred to herein and the transactions in which they were issued, SEE "Description of Securities - Securities Registered Hereby"

(2) Pursuant to Rule 416, there also are being registered such additional shares of Common Stock as may become issuable as a result of the anti-dilution provisions of outstanding securities.

(3) Proposed maximum offering price and registration fee is based on the closing sale price ($5.3125) reported by Nasdaq on October 13, 1997 (a date within five business days prior to the initial filing hereof) pursuant to Rule 457(c).

(4) Represents shares outstanding in the hands of Selling Securityholders.

(5) Previously paid.

(6) For purposes of calculating registration fee for additional securities registered in Amendment No. 1.

(7) Proposed maximum offering price and registration fee is based on the closing sale price ($6.25) reported by Nasdaq on December 8, 1997 (a date within five business days prior to the filing of an amendment registering additional securities) pursuant to Rule 457(c).

(8) Paid with Amendment No. 1.

                                 TOPRO, INC.
                            CROSS REFERENCE SHEET

FORM S-3                                        SECTIONS IN PROSPECTUS
ITEM NO.    CAPTION                              OR REGISTRATION STATEMENT

PART I      INFORMATION REQUIRED IN PROSPECTUS

   1        Forepart of the Registration
            Statement and Outside Front Cover
            Page of Prospectus  . . . . . . . .  Outside Front Cover Page

   2        Inside Front and Outside Back
            Cover Pages of Prospectus . . . . .  Inside Front Cover Pages;
                                                 Table of Contents

   3        Summary Information, Risk Factors
            and Ratio of Earnings to Fixed
            Charges . . . . . . . . . . . . . .  Risk Factors; Prospectus
                                                 Summary

   4        Use of Proceeds . . . . . . . . . .  Prospectus Summary; Use of
                                                 Proceeds


   5        Determination of Offering Price . .  Plan of Distribution

   6        Dilution  . . . . . . . . . . . . .  Not Applicable

   7        Selling Security Holders  . . . . .  Selling Shareholders

   8        Plan of Distribution  . . . . . . .  Plan of Distribution

   9        Description of Securities to be
            Registered  . . . . . . . . . . . .  Description of Securities

  10        Interest of Named Experts and
            Counsel . . . . . . . . . . . . . .  Not Applicable

  11        Material Changes  . . . . . . . . .  Prospectus Summary - The
                                                 Company and Recent
                                                 Developments

  12        Incorporation of Certain
            Information by Reference. . . . . .  Documents Incorporated by
                                                 Reference

  13        Disclosure of Commission Position
            on Indemnification for Securities
            Act Liabilities . . . . . . . . . .  Plan of Distribution -
                                                 Indemnification

PART II     INFORMATION NOT REQUIRED IN
            PROSPECTUS

  14        Other Expenses of Issuance and
            Distribution  . . . . . . . . . . .  Other Expenses of Issuance
                                                 and Distribution

  15        Indemnification of Directors and
            Officers  . . . . . . . . . . . . .  Indemnification of Directors
                                                 and Officers

  16        Exhibits  . . . . . . . . . . . . .  Exhibits

  17        Undertakings  . . . . . . . . . . .  Undertakings

SUBJECT TO COMPLETION - PRELIMINARY PROSPECTUS DATED DECEMBER 23, 1997 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                 TOPRO, INC.

 1,168,263 OUTSTANDING SHARES OF COMMON STOCK OFFERED BY SELLING SHAREHOLDERS
       2,813,339 SHARES OF COMMON STOCK TO BE ISSUED TO AND OFFERED BY
                             SELLING SHAREHOLDERS

    An aggregate of 3,981,602 shares (the "Shares") of $.0001 par value Common Stock (the "Common Stock") of Topro, Inc. ("Topro" or the "Company") may be offered by certain shareholders (the "Selling Shareholders") from time to time in the public market. All proceeds received from the sale of the Shares offered by the Selling Shareholders will accrue to the benefit of the Selling Shareholders and not to the Company. Up to 2,813,339 of the Shares which may be offered by the Selling Shareholders are not outstanding on the date of this Prospectus, but may be issued by the Company after the date of this Prospectus upon exercise of outstanding warrants or options or upon the conversion of Series A Convertible Preferred Stock held by Selling Shareholders. These Shares may be resold in the public market by the Selling Shareholders. The Company will receive the exercise or conversion price paid for issuance of those Shares; however, any difference between that price and the price at which the Shares are sold in the market by the Selling Shareholders will accrue to the benefit of the Selling Shareholders. Sales of any of these previously restricted Shares into the public market could impact the market adversely so long as this Offering continues. SEE "Risk Factors."

    The Common Stock is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") Small-Cap Market under the symbol "TPRO." On December 22, 1997, the closing sale price of the Common Stock as reported by Nasdaq was $6.50.

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES FIVE THROUGH NINE FOR DISCUSSION OF CERTAIN MATERIAL RISKS IN CONNECTION WITH THE COMPANY WHICH PROSPECTIVE INVESTORS SHOULD CONSIDER PRIOR TO PURCHASING THE SECURITIES OFFERED HEREBY.

    The Shares will be offered by the Selling Shareholders through dealers or brokers in the over-the-counter market. The Shares may also be sold in privately negotiated transactions. Sales through dealers or brokers are expected to be made with customary commissions being paid by the Selling Shareholders. Payments to persons assisting the Selling Shareholders with respect to privately negotiated transactions will be negotiated on a transaction-by-transaction basis. The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have made no agreements or arrangements with any underwriters, brokers or dealers regarding the sale of the Shares. SEE "Plan of Distribution." Any commissions and/or discounts on the sale of Shares offered by the Selling Shareholders will be paid by the Selling Shareholders, and all other expenses related to the filing of the registration statement to which this offering relates are being paid by the Company.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------
                                                    UNDERWRITING DISCOUNTS     PROCEEDS TO SELLING
                               PRICE TO PUBLIC(1)      AND COMMISSIONS(2)         SHAREHOLDERS(3)
----------------------------------------------------------------------------------------------------
Per Share ...................    $         6.50          $         .52            $         5.98
----------------------------------------------------------------------------------------------------
Total .......................    $25,880,413.00          $2,070,433.04            $23,809,979.96
----------------------------------------------------------------------------------------------------

(1) The Price per Share represents the closing sale price as reported by Nasdaq on December 22, 1997. These Shares will be offered from time to time by the Selling Shareholders at market prices by the Selling Shareholders after exercise of outstanding options or warrants or conversion of the Series A Convertible Preferred Stock. SEE "Description of Securities."
(2) For purposes of this table, comissions payable on sales by Selling Shareholders have been estimated at 8%.
(3) The Company is obligated to pay all expenses of registration, including legal and accounting fees, filing fees and printing expenses, estimated to total $30,000. Selling Shareholders will pay fees of separate counsel, if any, retained to assist with the registration. The Company is not aware of separate counsel retained by any Selling Shareholders. SEE "Plan of Distribution."

                   THE DATE OF THIS PROSPECTUS IS _______, 1997.

          AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The
Company's Common Stock and Redeemable Common Stock Purchase Warrants are quoted on the Nasdaq Small-Cap Market and, therefore, copies of such documents and other information are provided to the National Association of Securities Dealers, Inc. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: in Chicago, 500 West Madison Street, Suite 1400, Chicago,
Illinois 60661; and in New York, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of such documents and other information are provided to Nasdaq and can be inspected at the Nasdaq offices maintained at the National Association of Securities Dealers, Inc., 1735 "K" Street, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company and the address of such Web site is (http://www.sec.gov).

    The Company provides annual reports, including audited financial statements, to its shareholders on request and as required under the 1934 Act.

    The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.

    The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference: (1) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 filed with the Commission on October 10, 1997 as amended by Form 10-KSB/A No. 1 and No. 2, filed with the Commission on October 27, 1997 and December 9, 1997, respectively; (2) Current Report on Form 8-K dated December 31, 1996 filed with the Commission on January 15, 1997, as amended by Form 8-K/A No. 1 filed on February 7, 1997, Form 8-K/A No. 2 filed on February 13, 1997, Form 8-K/A No. 3 filed on February 28, 1997, Form 8-K/A No. 4 filed on March 5, 1997, which includes audited year end and unaudited interim financial statements of All-Control Systems, Inc., and pro forma financial information reflecting the Company's acquisition of this entity; (3) Current Report on Form 8-K dated October 16, 1997 filed with the Commission on October 16, 1997; (4) Current Report on Form 8-K dated November 3, 1997, filed with the Commission on November 4, 1997; (5) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997, filed with the Commission on November 14, 1997; (6) Current Report on Form 8-K dated November 21, 1997, filed with the Commission on December 2, 1997, as amended by Form 8-K/A No. 1 filed with the Commission on December 11, 1997;
(7) Current Report on Form 8-K dated December 19, 1997, filed with the Commission on December 19, 1997; (8) Definitive Proxy Materials for the Annual Meeting of Shareholders, filed with the Commission on December 22, 1997; (9) all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of the initial filing of this registration statement and prior to effectiveness of this registration statement; and (10) all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date hereof and prior to the termination of the offering of the Shares, which documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that statements contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to those documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such documents should be directed to Shareholder Relations, Topro, Inc., 2525 W. Evans Ave., Denver, CO 80219, telephone (303)935-1221.

                           FORWARD-LOOKING STATEMENTS

    Statements made in this Prospectus, including statements contained in information incorporated by reference, that are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of Section 27A of the Act and Section 21E of the 1934 Act. These statement often can be identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," or "continue," or the negative thereof. The Company intends that such forward-looking statements be subject to the safe harbors for such statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially form historical results of operations and events and those presently anticipated or projected. There are a number of important factors beyond the control of the Company that could cause actual events to differ materially from those anticipated by any forward looking statement. These factors include those discussed in this Prospectus under the heading "Risk Factors" and in the "Management's Discussion and Analysis" sections of the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, and in its other Securities and Exchange Commission filings incorporated herein by reference. Such factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to integrate operations of recently acquired subsidiaries and failure to capitalize upon access of new clientele. Additional risks and uncertainties which may affect forward-looking statements about the Company's Plant Y2K One-TM- business and prospects include the possibility that a competitor will develop a more comprehensive or less expensive Y2K solution, delays in market awareness of Topro and its product and service solutions, possible delays in Topro product roll out, which could have an immediate and material adverse effect by placing Topro behind its competitors for a time sensitive product and inability to engage qualified staff as needed. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and the documents incorporated by reference herein.

THE COMPANY AND RECENT DEVELOPMENTS

    Topro, Inc., d/b/a TAVA Technologies, Inc. is an industrial technology company providing control system integration products and services through six wholly-owned subsidiaries: Topro Systems Integration, Inc. ("TSI"), Management Design & Consulting Services, Inc. ("MDCS"), headquartered in Atlanta, Georgia; Advanced Control Technology, Inc. ("ACT"), headquartered in Albany, Oregon; Visioneering Holding Corp. and its subsidiary Vision Engineering Corporation ("VHC"), headquartered in Cypress, California; and All-Control Systems, Inc. ("ACS") headquartered in West Chester, Pennsylvania. The Company's executive offices and the offices of TSI are located at 2525 West Evans Avenue, Denver, Colorado 80219, telephone (303) 935-1221.

    Changes, if any, in the Company's affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the Company's latest Annual Report incorporated herein by reference are described in subsequent reports on Form 10-Q or Form 8-K which are also incorporated herein by reference.

THE OFFERING

    Pursuant to this Prospectus, the Selling Shareholders may from time to time offer all or any portion of an aggregate of 3,981,602 Shares of Common Stock in the over-the-counter market through underwriters, dealers or brokers or in independently negotiated transactions. SEE "Selling Shareholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of Shares offered by the Selling Shareholders. As of the date of this Prospectus, 1,168,263 of the Shares registered for public sale are outstanding, and 2,813,339 of the Shares have not yet been issued, but may be purchased from the Company by Selling Shareholders upon exercise of warrants or options or upon conversion of Series A Convertible Preferred
Stock and resold by the Selling Shareholders pursuant to this Prospectus. SEE "Description of Securities." The Company will receive the cash proceeds from the exercise, if any, of warrants and options.

RISK FACTORS

    The securities offered are speculative and involve a high degree of risk. Factors which may affect the Company's business and the securities offered hereby include uncertain financial condition, lack of profitability, possible need for additional capital, substantial debt and the likely adverse effect of this Offering on the market price of the Company's Common Stock. SEE "Risk Factors."

USE OF PROCEEDS

    Any net proceeds to the Company from the exercise of outstanding warrants or options will be used for working capital. SEE "Use of Proceeds."

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating the Company and its business before purchasing the Common Stock offered hereby.

    FINANCIAL CONDITION; WORKING CAPITAL NEEDS. The Company has incurred net losses for the past five years and reported net losses of $2,735,000 and $1,855,000 for the fiscal years ended June 30, 1997 and 1996, respectively. For the quarter ended September 30, 1997, the Company's net loss was $605,000. The Company has experienced negative cash flow from operations and has experienced severe cash flow issues during the past fiscal year. During the past two fiscal years, the Company has assumed bank debt and additional overhead expenses of companies it acquired, issued over $4,000,000 in convertible debt obligations to provide working capital, and began to allocate resources to its Plant Y2K initiative, which is not expected to generate significant revenues prior to the third quarter of fiscal 1998. The Company also has significant working capital issues related to payment and claims issues on contracts in progress. At June 30, 1997, the Company's working capital was $168,000. SEE Consolidated Financial Statements and
Notes thereto and "Management's Discussion and Analysis of Financial
Condition and Results of Operations." During the quarter ended September 30, 1997 the Company received cash proceeds from the exercise of options and warrants, which significantly improved its working capital position to $4,097,000 at quarter end. However, the Company likely will seek additional debt or equity financing to consolidate bank debt, complete development and establish volume sales of its Year 2000 product offerings, and to fund increased cash requirements arising from recent acquisitions and expanded operations. Any issuance of equity securities would result in dilution to the interests of the Company's shareholders and any issuance of debt securities would subject the Company to risks that interest rates may increase or cash flow may be insufficient to repay such indebtedness.

    RISKS ASSOCIATED WITH ACQUISITIONS. Over the past few years the Company has acquired four independent control systems integrators ("CSIs"). Although the Company believes it has an adequate infrastructure to support these acquisitions, there can be no assurance that its current management, personnel and other corporate infrastructure will be adequate to manage the Company's growth and operations which are geographically dispersed. Integrating the operations of acquired companies may take management time and attention away from the Company's day-to-day operations. Any inability to integrate an acquired business into its operations, particularly in instances in which the Company has made a significant capital investment, could have a material adverse effect on the Company's results of operations.

    DEPENDENCE ON MANAGEMENT. The Company's prospects for success currently are greatly dependent upon the efforts and active participation of its management team, including its Chief Executive Officer, John Jenkins, its Chief Operating Officer, Kevin Fallon, and its Vice-President and Chief Financial Officer, Douglas H. Kelsall. Due to the relatively recent acquisition of MDCS, ACT, VHC and ACS, the Company also is dependent upon management of those subsidiaries to provide continuity and assist in the integration of those new operations into Topro's infrastructure. The loss of the services of any key member of management could be expected to have an adverse effect on the Company over the near term.

    SIGNIFICANT DEBT; ASSET ENCUMBRANCES; RESTRICTIVE COVENANTS. At June 30, 1997, the Company had debt obligations totaling $7,573,000. At September 30, 1997, the Company's debt obligations totaled $4,811,000. Repayment of the $2,015,000 principal balance of 9% Convertible Debentures remaining unconverted will commence on March 1, 1999. With regard to the other debt obligations, $2,151,000 is scheduled to mature prior to June 30, 1998. This significant indebtedness could have important consequences to the holders of Common Stock by restricting the Company's ability to obtain additional financing for working capital, acquisitions or other purposes in the future and by creating the risk that violation of a covenant or other term of the loan agreement could cause the outstanding balance of the loan to become due, putting all of its assets at risk. The Company's ability to make scheduled payments of principal or interest on, or to refinance, the Debentures and bank debt will depend on future operating performance and cash flow, which are subject to prevailing economic conditions and financial, competitive and other factors beyond its control.
The terms of the Debentures impose substantial conditions on the Company's ability to redeem or prepay the Debentures. The loan agreements pursuant to which these Debentures were issued contain numerous financial, operating and general covenants and require the Company and its subsidiaries to meet certain financial ratios and tests. Until January 1, 1998, the minimum financial standards under the Debentures are as follows: debt to equity ratio, as defined in the Debenture Loan Agreement, no greater than three to one; current ratio no less than one to one; tangible net worth not less than negative $1,500,000. EBITDA to interest expense shall be no less than .25 to one through September 30, 1997 and .75 to one thereafter until January 1,
1998.  Thereafter, the minimum financial standards revert to the following:
debt to equity ratio not greater than 3.6 to one; minimum
tangible net worth of $1,000,000; and EBITDA times interest expense of not less than 1.5 to one. A failure to comply with the loan agreement covenants could result in an event of default which could permit acceleration of the debt.  The obligations of the Company under the loan agreements are secured by a pledge of all of the capital stock of ACT, VHC and ACS and by a first priority security interest in substantially all of the assets of Topro and its subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the loan agreement is accelerated, the investor would be entitled to exercise remedies available to secured creditors under applicable law and pursuant to the loan agreement. Accordingly, the Debenture holders will have a prior claim on the assets of the Company and its subsidiaries.
In addition to the Debentures, the Company and its subsidiaries have other outstanding credit facilities for which assets of the subsidiaries are pledged as collateral. If the Company is not successful in refinancing these credit facilities, its overall liquidity would be negatively impacted and default could result in acceleration of other obligations, including the Debentures. Foreclosure on the assets pledged to secure repayment of the Debentures and other debt could reduce the Company's assets to a level at which assets were not sufficient to make any distribution to shareholders in
the event of liquidation.   SEE Consolidated Financial Statements and Notes
thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    MARKET OVERHANG. As of December 1, 1997, the Company has reserved 3,722,258 shares for issuance upon exercise, and 2,676,641 shares for issuance upon conversion of, outstanding securities, and has registered most of those shares, together with a significant number of privately issued shares, for public sale by the holders pursuant to this Prospectus, and two registration statements filed previously. The outstanding privately issued Shares were acquired from the Company, and shares are issuable upon conversion of Preferred Stock and exercise of warrants and options, at prices substantially below the current market price. Any sale into the public market of Shares purchased privately could be expected to have a depressive effect on the market price of the Company's Common Stock. SEE "Description of Securities."

    POSSIBLE CHANGE IN CONTROL DUE TO SALES UNDER THIS PROSPECTUS. Shares registered for sale pursuant to this Prospectus include shares issuable upon exercise and conversion of securities beneficially owned by principal shareholders and employees of the Company. Absent this Prospectus, those Shares could not be sold into the public market until one year following the date of exercise or conversion. Shares registered for sale under this Prospectus represent approximately 19% of the Company's outstanding Common Stock. If all of those Shares are sold, current principal shareholders would no longer have any ability to influence the Company and a change in control could be effected.

    INDUSTRY AND ECONOMIC CONDITIONS. A sizable portion of the Company's business is comprised of projects representing capital expenditures, rather than expense items, to its customers. Management believes that its customer base is susceptible to general depressive economic factors which cause such capital projects to be delayed and scaled back and payments to be postponed and disputed. Although general economic factors may affect all industries, management believes that the Company's business may be more susceptible than many due to the high cost of these projects.

    NO DIVIDENDS. Topro has not paid dividends since inception on its Common Stock, and it does not contemplate paying dividends in the foreseeable future on its Common Stock in order to use all of its earnings, if any, to finance expansion of its operations. Moreover, the Company is required to pay a cumulative annual dividend of $.90 per share on its Series A Convertible Preferred Stock, before any dividend may be declared or paid to holders of Common Stock. SEE "Market for the Company's Common Equity and Related Shareholder Matters - Dividends."

    PREFERRED STOCK. Topro is authorized to issue up to 10,000,000 shares of preferred stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of Topro's Common Stock may result in a decrease in the value or market price of the Common Stock, provided a market exists, and further could be used by the Board as a device to prevent a change in control of Topro. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. As of the date of this Prospectus, there are 133,334 Shares of Preferred Stock issued and outstanding designated as "Series A Convertible Preferred Stock." The Series A Convertible Preferred Stock has a 6% cumulative annual dividend and has the right to vote, at the rate of ten votes per share, on all matters submitted to a vote of shareholders. SEE "Description of Securities - Preferred Stock."

                               USE OF PROCEEDS

    The Company will not receive any proceeds from sales of Shares by the Selling Shareholders and will not receive any cash proceeds if its outstanding Convertible Preferred Stock is converted to Common Stock. The Company will receive cash proceeds from the exercise, if any, of outstanding warrants and options. If all the options and warrants are exercised by the Selling Shareholders, after deduction of expenses of the offering estimated to total $30,000 the Company would receive approximately $3,431,073 in net proceeds, which will be used for working capital.

                             SELLING SHAREHOLDERS

    The following table sets forth information known to the Company regarding the beneficial ownership of Shares of the Company's Common Stock as of November 24, 1997 and as adjusted to reflect the sale of the Shares offered hereby, by each Selling Shareholder. The information set forth below is based upon information concerning beneficial ownership provided to the Company by each Selling Shareholder. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                       Shares Beneficially Owned                                            Shares Beneficially
                                          Prior to Offering(1)        Number of Shares Offered Hereby      Owned After Offering
                                       --------------------------    ---------------------------------    ----------------------
                                                                                Shares Underlying
Name                                      Number        Percent      Shares   Convertible Securities(2)   Number(3)   Percent(3)
-----------------------------------       ------        -------      ------   -------------------------   ---------   ----------
Phillip Bettendorf                         28,000          *          4,000             24,000                 -0-         *
Creative Business Strategies, Inc.         10,000          *            -0-             10,000                 -0-         *
CRM Enterprises                           125,000          *        125,000                -0-                 -0-         *
R.  Larry Ethridge                          5,000          *            -0-              5,000                 -0-         *
Europa International Inc.                 225,000        1.27%      225,000                -0-                 -0-         *
Martin Fallon, Jr.                        312,211(4)     1.77%       63,158                -0-             249,053       1.41%
Martin Fallon, Sr. & Helen Fallon JTROS   193,474(4)     1.09%       42,105                -0-             151,369(4)      *
First Stevenson Charitable
  Remainder Trust                         250,000        1.39%      250,000                -0-                 -0-         *

                                       Shares Beneficially Owned                                            Shares Beneficially
                                          Prior to Offering(1)        Number of Shares Offered Hereby      Owned After Offering
                                       --------------------------    ---------------------------------    ----------------------
                                                                                Shares Underlying
Name                                      Number        Percent      Shares   Convertible Securities(2)   Number(3)   Percent(3)
-----------------------------------       ------        -------      ------   -------------------------   ---------   ----------
E. Gregory Fisher                          30,000          *           -0-              10,000              20,000         *
H.  Robert Gill                            45,000          *           -0-              15,000              30,000         *
Kaljit Hairon                               3,500          *           500               3,000                 -0-         *
James Haney                                42,000          *         6,000              36,000                 -0-         *
H.  Robert Hodge                           45,000          *           -0-              15,000              30,000         *
John Jenkins                              587,142(5)     3.25%         -0-             235,000             352,142       1.95%
J.  Scott Liolios                          35,500          *           -0-              35,500                 -0-         *
Don Mounchou                               28,000          *         4,000              24,000                 -0-         *
Steve Patino                                2,000          *           -0-               2,000                 -0-         *
Ponte Vedra Partners Ltd.                 100,000          *       100,000                 -0-                 -0-         *
Pro Futures Bridge
  Capital Fund, Inc.                    1,823,339        9.57%         -0-           1,823,339                 -0-         *
Mark Qualey                                 2,000          *           -0-               2,000                 -0-         *
Renaissance Capital Group, Inc.         1,368,301        7.19%         -0-              25,000           1,343,301       7.06%
Tom Reski                                  28,000          *         4,000              24,000                 -0-         *
Randy J. Sasaki                            35,500          *           -0-              35,500                 -0-         *
Elliott S. & Lois C. Schlissel              8,000          *         8,000                 -0-                 -0-         *
David Sidhu                                 3,500          *           500               3,000                 -0-         *
Jagir Singh Sidhu                           3,500          *           500               3,000                 -0-         *
Surjit Sidhu                                3,500          *           500               3,000                 -0-         *
Michael C. Taylor Family
  Revocable Living Trust                  532,000        3.11%      76,000             456,000                 -0-         *
John R. Teed, Jr.                          14,000          *         2,000              12,000                 -0-         *
Valor Capital Managment, LP               225,000        1.27%     225,000                 -0-                 -0-         *
Barry Wagoner                              14,000          *         2,000              12,000                 -0-         *
Willet Partners                            30,000          *        30,000                 -0-                 -0-         *

-------------------------
 *  Less than one percent.

(1) Beneficial ownership is calculated in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person of the class, but not deemed outstanding for the purpose of calculating the percentage owned of the class by any other person.

(2) The number of Shares underlying the Convertible Securities and offered for sale by the Selling Shareholders is subject to adjustment in accordance with anti-dilution provisions of the Convertible Securities.

(3) Assumes that the Convertible Securities are converted/exercised and all Shares registered are sold by the Selling Shareholders.

(4) Includes Shares subject to a lock-up agreement with Renaissance and Bathgate McColley Capital Group LLC whereby the holders have agreed that without prior consent they will sell no more than 22% of the shares issued in the ACT merger prior to February 7, 1998, and no more than 25% of those shares prior to February 7, 1999. In the event other shareholders subject to this lock-up agreement sell less than 22% and 25% of their Shares during such period, other shareholders may sell more so long as the aggregate number of Shares sold by the group does not exceed 22% and 25%, respectively.

(5) Includes 392,071 shares issuable upon exercise of options and warrants. Includes securities held of record by Mr. Jenkins' IRA.

RELATIONSHIPS AND TRANSACTIONS WITH CERTAIN SELLING SHAREHOLDERS

     Martin Fallon, Sr., Helen Fallon and Martin Fallon, Jr. were officers, directors and/or shareholders of ACS at the time ACS was acquired by the Company. In connection with the acquisition each of these persons in his individual capacity or as an officer, director or shareholder of ACS, entered into agreements which were related to and which were exhibits to the Agreement of Merger dated December 31, 1996. One of the related agreements includes an escrow arrangement relating to a potential deferred tax liability due to the termination of ACS' status as a subchapter S corporation at the time of acquisition. This escrow arrangement generally provides that 61,733 shares issued in connection with the acquisition are to be held to cover the deferred tax liability should the Company be required to pay the liability. The escrow shares include 6,494 shares held by Helen & Martin Fallon, Sr. as joint tenants and 9,754 shares held by Martin Fallon, Jr. The amount of shares held in escrow will be reduced as the deferred tax liability is reduced on the Company's books. The Selling Shareholders can replace the escrowed shares with cash or other collateral acceptable to the Company, thereby freeing the shares from the escrow arrangement. Other agreements related to the Agreement of Merger include a sales representation agreement and an option to purchase certain of ACS' software products relating to the color printing industry. Both agreements are between ACS and Fallon Technology, Inc. ("Fallon Tech"), a Pennsylvania corporation owned by members of the Fallon family, including Kevin Fallon, COO of the Company. Under these agreements Fallon Tech is granted, among other things, the exclusive authority and right to use, demonstrate, sell, and grant sub-licenses of certain technology, and the right to purchase an exclusive license with respect to the color printing technology.

     E. Gregory Fisher is a president of the Company's MDCS subsidiary.

     Shares registered on behalf of Messrs. Liolios, Qualey, Patino and Sasaki are those underlying options granted to Pacific Consulting Group, Inc. pursuant to a consulting agreement. Pacific Consulting Group, Inc. has been engaged by the Company as a consultant since February 1, 1996.

     H. Robert Gill currently serves as a director of the Company. Messrs. Ethridge and Hodge are former directors of the Company. Mr. Ethridge also served as the Company's President until January 1995 and its Chairman until August 1997.

                             PLAN OF DISTRIBUTION

SALE OF SECURITIES BY SELLING SHAREHOLDERS

     The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have not made any agreements or arrangements with any underwriters, brokers or dealers regarding the resale of the Shares. The Company has been advised by the Selling Shareholders that the Shares may at any time or from time to time be offered for sale either directly by the Selling Shareholders or by their transferees or other successors in interest. Such sales may be made in the over-the-counter market or in privately negotiated transactions.

     The Selling Shareholders have exercised their right to require the Company to register the Shares which the Selling Shareholders received from the Company in connection with: (1) the acquisition of ACS, a private transaction; or (2) the purchase of the securities in a private transaction. The Selling Shareholders were granted certain registration rights pursuant to which the Company has agreed to maintain a current registration statement to permit public sale of the Shares. The Company will pay all of the expenses incident to the offering and sale of the Shares to the public by the Selling Shareholders other than commissions and discounts of underwriters, dealers or agents, if any. Expenses to be paid by the Company include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. However, the Company will receive the exercise price of the Warrants and Options if and when they are exercised.

     The Company anticipates that the Selling Shareholders from time to time will offer the Shares through: (i) dealers or agents or in ordinary brokerage transactions; (ii) direct sales to purchasers or sales effected through an agent; (iii) privately negotiated transactions; or (iv) combinations of any such methods. The Shares would be sold at market prices prevailing at the time of sale or at negotiated prices. Dealers and brokers involved in the offer and sale of the Shares may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of Shares for whom such underwriters, dealers or agents may act. The Selling Shareholders and any dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "1933 Act") and any profit on the sale of the Shares and any discounts, commissions or concessions received by any dealers or agents might be deemed by the NASD to constitute underwriting compensation.

     If the Company is notified by the Selling Shareholders that any material arrangement has been entered into with an underwriter for the sale of Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of Shares involved; (iii) the price at which such Shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and (v) other facts material to the transaction.

     Sales of Shares in the over-the-counter market may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

     The sale of the Shares by the Selling Shareholders could be expected to have a depressive effect upon the market price of the Company's Common Stock and hamper the Company's ability to raise further capital. SEE "Risk Factors - Market Overhang."

PRIVATE SALE OF COMMON STOCK BY THE COMPANY

     The Company will issue Shares of "restricted" Common Stock to the Selling Shareholders upon their exercise of outstanding warrants or options or conversion of outstanding Series A Convertible Preferred Stock. The Company anticipates that Shares issued upon exercise/conversion of these securities will be sold by the Selling Shareholders as described above.

INDEMNIFICATION

     The Company's Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and
(iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

     In connection with this Offering the Company and the Selling Shareholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

                            DESCRIPTION OF SECURITIES

     As of the date of this Prospectus, the Company is authorized to issue 200,000,000 Shares of $.0001 par value Common Stock and 10,000,000 Shares of $.0001 par value Preferred Stock. No holder of any shares has any preemptive right to subscribe for any of the Company's securities. Management is not aware that any provision in the Company's Articles of Incorporation or Bylaws would delay, defer or prevent a change in control of the Company.

     NO CUMULATIVE VOTING. Each holder of Common Stock is entitled to one vote per Share with respect to all matters that are required by law to be submitted to Security holders. Security holders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the Shares voting for the election of directors can elect 100% of the directors if they choose to do so; and, in such event, the holders of the remaining Shares voting for the election of the directors will be unable to elect any person or persons to the Board of Directors.

     DIVIDEND POLICY. Since its inception the Company has not paid any cash dividends on its Common Stock. Dividends are payable when and if declared by the Board of Directors from funds legally available therefor. Any declaration in the future on any cash or stock dividends will be at the discretion of the Board of Directors. The Company's ability to pay dividends is not restricted under any of the various promissory notes, debentures or loan agreements to which it is a party or under any other arrangements or agreements to which it is a party, except that cumulative dividends on its Series A Convertible Preferred Stock must be paid before dividends may be paid to holders of Common Stock.

     ISSUED AND OUTSTANDING. As of December 1, 1997, the Company had issued and outstanding 17,666,403 Shares of Common Stock and 133,334 Shares of Preferred Stock.

     SERIES A CONVERTIBLE PREFERRED STOCK. As of the date of this Prospectus, there are 133,334 Shares of Preferred Stock issued and outstanding designated as "Series A Convertible Preferred Stock." Each share of Series A Convertible Preferred Stock shall be converted into ten shares of the Company's $.0001 par value Common Stock upon the earliest to occur of the following events: (1) at the option of the holder, upon notice to the Company, at any time; or (2) automatically, at any time commencing one year from the date of issuance of such share, if (a) the closing sale price of the Common Stock as reported by Nasdaq for 20 for consecutive trading days is $3.00 or more, and (b) the Common Stock into which the share of Series A Convertible Preferred Stock is convertible has been registered by the Company for public sale by the holder; or (3) automatically, on the date which is five years and one day following the date of issuance of such share. Each share of Series A Convertible Preferred Stock is entitled to receive an annual dividend of $0.90 per share, payable quarterly, from funds legally available therefor, as and if declared by the Board of Directors, such dividend to be cumulative and to be paid before any dividend is paid on outstanding shares of Common Stock. Shares of Series A Convertible Preferred Stock have the right to vote in the election of directors and on all other matters which may be submitted to a vote of shareholders of the Company, and are entitled to the number of votes per share equal to the number of shares of Common Stock which would be issuable upon conversion as of the record date for determining shareholders entitled to vote on such matter (currently, ten votes per share of Preferred Stock).

SECURITIES REGISTERED HEREBY.

     Effective February 7, 1997 the Company issued 1,883,334 Shares to the shareholders of ACS in exchange for all of the outstanding shares of ACS. The Company granted certain registration rights which obligate it to include those shares in the registration statement of which this Prospectus is a part; however, with respect to this Prospectus Kevin Fallon, the Company's COO, has waived that right with respect to the 1,326,315 shares he received in the merger and other members of the Fallon family have waived that right with respect to 473,685 shares, resulting in only 105,263 of such shares being registered hereby. The balance of 83,334 shares issued in the ACS acquisition have previously been registered for sale by the holders, who are not affiliated with Mr. Fallon.

     Effective August 1, 1997 the Company issued options to E. Gregory Fisher to purchase up to 10,000 Shares of Common Stock at an exercise price of $5.97 per Share, equal to the closing bid price at that date. These options were issuable automatically under the Company's employment agreement with Mr. Fisher, which was entered in connection with the Company's acquisition of MDCS, of which Mr. Fisher was founder and President. The Common Stock underlying the options is registered for public sale pursuant to this Prospectus.

     Effective April 29, 1997 and June 30, 1997 the Company issued in private placements 133,334 shares of Series A Convertible Preferred Stock (the "Preferred Stock") and warrants to purchase 400,000 shares of the Company's Common Stock. Each share of the Preferred Stock can be converted into ten (subject to adjustment) shares of Common Stock at the option of the holder, and automatically upon the occurrence of certain events. The warrants, which are exercisable at $2.00 per share, expire June 30, 1999. In accordance with a registration rights agreement, the Common Stock underlying the Preferred Stock and the warrants is registered for public sale pursuant to this Prospectus, as are 99,999 shares underlying two-year warrants, exercisable at $1.50 per share, which were issued pursuant to that agreement at the rate of 33,333 per month commencing September 30, 1997 due to the Company's failure to effect registration by the end of each month.

     Shares held by Elliott S. & Lois C. Schlissel were issued in connection with the Company's sale of 10% Senior Convertible Notes in 1995. The balance of shares issued in that offering were previously registered for sale by the holders.

     Shares registered on behalf of Messrs. Ethridge, Gill and Hodge are issuable upon exercise of options granted to Mr. Ethridge in 1995 and Messrs. Gill and Hodge in 1992, 1994 and 1995 in recognition of their service as directors of the Company. As of October 15, 1997, Mr. Gill remains a director of the Company. Each of these persons holds 5,000 options exercisable at a price of $.625 until February 22, 2005. In addition, Messrs. Gill and Hodge each own 5,000 options exercisable at a price of $3.75 until November 23, 2002 and 5,000 options exercisable at a price of $3.50 until February 14, 2004.

     The Company also has registered for sale by the holders 100,000 "bonus" shares, 300,000 shares underlying options, exercisable at $2.50 per share until January 1, 2000 and 300,000 shares underlying options exercisable at $2.75 per share until January 1, 2001, issued to former shareholders of VHC in connection with the Company's acquisition of VHC.

     Included in this Prospectus for sale by the holders are 955,000 shares of Common Stock sold to institutional investors in November 1997.

     Shares registered on behalf of Renaissance Capital Group, Inc. are issuable upon exercise of a warrant, exercisable to purchase 25,000 shares at $1.50 per share, issued as consideration for the waiver of certain covenants in its Debenture Loan Agreement.

     Of the 75,000 Options granted to Pacific Consulting Group, Inc., 50,000 are exercisable at $2.75 per share and 25,000 are exercisable at $4.00 per share, until February 1, 2002

TRANSFER AND WARRANT AGENT

     American Securities Transfer, Inc., 938 Quail Street, Lakewood, Colorado 80215, serves as transfer agent for the Common Stock and as Warrant agent for the Public Warrants.

     The Company serves as agent for its privately issued Series A Convertible Preferred Stock, notes, options, debentures and warrants.


                                 LEGAL MATTERS

     The legality of the issuance of the Shares of Common Stock being offered by the Selling Shareholders hereunder will be passed upon on behalf of the Company by Key & Mehringer, P.C., 555 17th Street, Suite 3405, Denver, Colorado 80202.


                                    EXPERTS

     The consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1997, which appear in the Company's Form 10-KSB for the fiscal year ended June 30, 1997 have been incorporated by reference herein in reliance upon the report, dated September 26, 1997, of BDO Seidman LLP, Denver, Colorado, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated statements of operations, stockholders' equity and cash flows of Topro, Inc. and subsidiaries for the year ended June 30, 1996 which appear in the Company's Form 10-KSB for the fiscal year ended June 30, 1997, have been incorporated by reference herein in reliance upon the report, dated October 4, 1996 of Hein + Associates LLP, Denver, Colorado, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of All-Control Systems, Inc. and affiliate which appear in Amendment No. 1 on Form 8-K/A dated February 7, 1997, Amendment No. 2 on Form 8-K/A dated February 13, 1997, Amendment No. 3 on Form 8-K/A dated February 28, 1997 and Amendment No. 4 on Form 8-K/A filed on March 5, 1997 to Topro, Inc.'s Current Report on Form 8-K dated January 15, 1997, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report included therein and are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR MAKE ANY
REPRESENTATIONS NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST BE
NOT RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY.  THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL OR SOLICITATION OF AN OFFER TO
BUY ANY OF THE SECURITIES TO ANY PERSON
IN ANY JURISDICTION WHERE SUCH OFFER OR
SOLICITATION WOULD BE UNLAWFUL.  THE
DELIVERY OF THIS PROSPECTUS AT ANY TIME
DOES NOT IMPLY THAT THE INFORMATION
HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO ITS DATE.

                                                          TOPRO, INC.

         TABLE OF CONTENTS

Available Information; Documents
  Incorporated by Reference. . . .  2
Forward Looking Statements . . . .  3
Prospectus Summary . . . . . . . .  4                    3,981,602 Shares
Risk Factors . . . . . . . . . . .  5                     of Common Stock
Use of Proceeds. . . . . . . . . .  8
Selling Shareholders . . . . . . .  8
Plan Of Distribution . . . . . . . 10                       PROSPECTUS
Description Of Securities. . . . . 13
Legal Matters. . . . . . . . . . . 15
Experts. . . . . . . . . . . . . . 15                    December __, 1997

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows all expenses of the offering, other than underwriting discounts and commissions.

     SEC filing fee                                   $ 6,854
     Printing costs (including Edgar formatting)      $ 7,000
     Legal fees                                       $10,000
     Accounting fees                                  $ 5,750
     Miscellaneous                                    $   396
                                                      -------
          Total                                       $30,000
                                                      -------
                                                      -------

     All amounts listed above, except for the SEC filing fee, are estimates. All expenses itemized above will be paid by the Registrant. Sales agent discounts and commissions to any brokers or dealers will be borne by the Selling Shareholders for the Shares offered by the Selling Shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 7-109-101 through 7-109-110 of the Colorado Business Corporation Act and Article 5 of the Company's Articles of Incorporation, under certain circumstances provide for the indemnification of the Company's officers, directors and controlling persons against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to the Company's Articles of Incorporation and the relevant Section of the Colorado Business Corporation Act.

     The Company's Articles provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

     In addition to the foregoing, unless hereafter limited by the Company's Articles of Incorporation, a court, upon petition by an officer or director, may order the Company to indemnify such officer or director against liabilities arising in connection with any proceeding. A court may order the Company to provide such indemnification, whether or not the applicable standard of conduct described above was met by the officer or director. To order such indemnification the court must determine that the petitioner is fairly and reasonably entitled to such indemnification in light of the circumstances. With respect to liabilities arising as a result of proceedings on behalf of the Company, a court may only require that a petitioner be indemnified as to the reasonable expenses incurred.

     Colorado law authorizes the Company to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding, in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Company a written statement of his belief that he met the applicable standard of conduct required to permit such indemnification. The person seeking such expense advances must also provide the Company with a written agreement to repay such advances if it is determined the applicable standard of conduct was not met. A determination must also be made that the facts known to the Company would not preclude indemnification.

     The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in the Company's Articles of Incorporation, Bylaws, resolutions of its shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the Colorado statutes and any limitations upon indemnification set forth in the Articles of Incorporation.

     The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Company.

     Insofar as indemnification for liabilities arising under the Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS. The following is a complete list of exhibits filed as part of this Registration Statement, which exhibits are filed herewith or incorporated by reference herein.

Exhibit
Number       Description
-------      -----------

   2.1 Agreement and Plan of Merger dated July 26, 1995 regarding the acquisition of Management Design and Consulting Services, Inc. (A)

   2.2 Agreement and Plan of Merger dated February 21, 1996 - regarding the acquisition of Advanced Control Technology, Inc. (B)

   2.3 Agreement of Merger dated May 17, 1996 - regarding the acquisition of Visioneering Holding Corporation. (C)

   2.4 Agreement of Merger dated December 31, 1996 - regarding the acquisition of ACS. (G)

   2.5       Amendment No. 1 to the ACS Agreement of Merger. (G)

   3.3       Restated Articles of Incorporation. (F)

   3.4 Amendment to Articles of Incorporation - Designation of Series A Preferred Stock. (H)

   3.5       Bylaws  (D)

   4.1    Specimen form of the Company's Stock Certificate.  (D)

   4.2       Instruments defining rights of security holders.

             (a)  Registration Rights Agreement.  Previously filed.

             (b)  See Exhibit 3.4.

             (c) Registration Rights Agreement - November 1997. Previously filed.

   5.1 Opinion of Key & Mehringer, P.C. as to the legality of the securities registered hereby. Previously filed.

  21.1       List of Subsidiaries. (I)

  23.1       Consent of Key & Mehringer, P.C.  See Exhibit 5.1.

  23.2       Consent of Hein + Associates LLP.  Filed herewith.

  23.3       Consent of BDO Seidman, LLP.  Filed herewith.

  24.1       Power of Attorney.  Previously filed.

  99.1       Consent of Director Nominee - Judith A. Draper.  Previously filed.

  99.2       Consent of Director Nominee - Rick L. Schleufer.  Previously filed.





--------------------

     (A) Incorporated by reference from the Company's Form 8-K dated August 10, 1995.

     (B) Incorporated by reference from the Company's Form 8-K dated February 21, 1996.

     (C)  Incorporated by reference from the Company's Form 8-K dated May 30,
          1996.

     (D) Incorporated by reference from the Company's to Registration Statement on Form S-1, File No. 33-47159, effective June 17, 1992.

     (E) Incorporated by reference from the Company's Form 10-KSB for the fiscal year ended June 30, 1996.

     (F) Incorporated by reference from the Company's Registration Statement on Form SB-2, File No. 33-98788.

     (G) Incorporated by reference from the Company's Form 8-K dated December 31, 1996, as amended.

     (H) Incorporated by reference from the Company's Form 10-QSB for the quarter ended March 31, 1997.

     (I) Incorporated by reference from the Company's Registration Statement on Form S-3, File No. 333-170891, effective March 6, 1997.

ITEM 17. UNDERTAKINGS.

     A.  The undersigned small business issuer will:

          (1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

          (2) for the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

          (3) file a post-effective amendment to remove from registration any of the securities remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, (suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on December 22, 1997.

                                        TOPRO, INC., Registrant


                                        By: /s/ John Jenkins
                                           --------------------------------
                                           John Jenkins,  President and CEO




     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                     Date
---------                               -----                     ----

/s/ John Jenkins               President, Chief Executive     December 22, 1997
---------------------------    Officer, and Director
John Jenkins

/s/ Douglas H. Kelsall         Principal Financial and        December 22, 1997
---------------------------    Accounting Officer
Douglas H. Kelsall

/s/ H. Robert Gill*            Director                       December 22, 1997
---------------------------
H. Robert Gill

/s/ Robert C. Pearson*         Director                       December 22, 1997
---------------------------
Robert C. Pearson

/s/ Robert L. Costello*        Director                       December 22, 1997
---------------------------
Robert L. Costello

*By John Jenkins and/or Douglas H. Kelsall,
            Attorney-in-fact